Exhibit 10.1

Federal Home Loan Bank of Dallas
Form of Special Non-Qualified Deferred Compensation Plan

(Amended and Restated Effective: January 1, 2009)

FEDERAL HOME LOAN BANK OF DALLAS
SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN

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FEDERAL HOME LOAN BANK OF DALLAS
SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN
     The Board of Directors of the Federal Home Loan Bank of Dallas adopted the retirement plan entitled the “FEDERAL HOME LOAN BANK OF DALLAS SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN” effective January 1, 2003. As a result of the enactment of Code Section 409A and other proposed changes, the Board has determined that it is necessary to amend and restate the Plan effective January 1, 2009.
ARTICLE I
NAME AND PURPOSE OF PLAN
     1.1 Name of Plan. This Plan shall be hereafter known as the FEDERAL HOME LOAN BANK OF DALLAS SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN.
     1.2 Purpose. The purpose of the Plan is to provide supplemental retirement benefits for the Participants in accordance with the terms of the Plan.
ARTICLE II
DEFINITIONS
     The words and phrases defined in this Article have the following meanings throughout this plan document:
     2.1 Account. “Account” means the separate account established for each Participant. The balance of the Account reflects all Contributions described in Article IV, expense charges, and Investment Performance allocated to the Account in the manner described in Article V.
     2.2 Base Salary. “Base Salary” means the Participant’s annualized gross rate of salary paid before any deductions of any kind whatsoever excluding overtime, bonuses, commissions and other extraordinary compensation.
     2.3 Bank. “Bank” means the Federal Home Loan Bank of Dallas, an instrumentality of the United States government.
     2.4 Beneficiary. “Beneficiary” means the individual, trustee, or estate designated by the Participant to receive the Participant’s Benefit in the event of his death.
     2.5 Benefit. “Benefit” means the balance in the Participant’s Account.
     2.6 Board. “Board” means The Board of Directors for the Federal Home Loan Bank of Dallas.
     2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code includes not only the section but any comparable section or sections of any future legislation that amends, supplements, or supersedes the section.

     2.8 Contributions. “Contributions” mean contributions by the Bank under this Plan to Participant Accounts, as provided by Article IV.
     2.9 Disabled or Disability. “Disabled or Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months. The Committee shall determine whether the Participant meets this criteria in accordance with Section 409A of the Code. Provided, a Participant will be deemed to be Disabled if the Participant becomes eligible to receive disability benefits under the long-term disability benefit plan sponsored by the Bank.
     2.10 Effective Date. “Effective Date” means January 1, 2009, which is the Effective Date of the amended and restated Plan.
     2.11 Employee. “Employee” means any employee of the Bank who is performing services for the Bank and is receiving compensation for such services.
     2.12 Group One Participants. “Group One Participants” means Employees who are so designated by the Board.
     2.13 Group Two Participants. “Group Two Participants” means Employees who are so designated by the Board.
     2.14 Group Three Participants. “Group Three Participants” means Employees who are so designated by the Board.
     2.15 Investment Performance. “Investment Performance” means the earnings or losses attributable to the contributions as more specifically described in Article V.
     2.16 Normal Retirement Age. “Normal Retirement Age” shall mean the sixty-second (62nd) birthday of the Participant and it is the earliest age at which benefit payments can commence unless preceded by the Participant’s Disability or Death.
     2.17 Participant. “Participant” shall mean those employees of the Bank eligible to participate in the Plan who are selected by the Board to participate in the Plan.
     2.18 Plan. “Plan” means the Federal Home Loan Bank of Dallas Special Non-Qualified Deferred Compensation Plan.
     2.19 Plan Entry Date. “Plan Entry Date” means January 1, 2003 for the Participants identified on Exhibits “A,” “B” and “C” and such other date as specified by the Board with respect to any future Participants who are selected to participate in the Plan.
     2.20 Plan Year. “Plan Year” means the 12-consecutive-month period beginning on January 1 and ending on December 31 of each calendar year.
     2.21 Rule of 70. “Rule of 70” means the date on which the sum of the Participant’s age and years of Bank service is at least 70.

     2.22 Separation from Service. An Employee incurs a “Separation from Service” upon termination of employment with the Bank. Whether a Separation from Service has occurred shall be determined by the Board in accordance with Code Section 409A.
     Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Bank and the Employee reasonably anticipated that the level of services to be performed by the Employee after a certain date would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.
     An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first day immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Employee’s right, if any, to reemployment under Bank policy, contract or state/federal statute.
     2.23 Thrift Plan. The words “Thrift Plan” means the Pentegra Defined Contribution Plan for Financial Institutions as adopted by the Federal Home Loan Bank of Dallas
     2.24 Trustees, Trust, Trust Agreement, Trust Assets and Trust Fund. “Trustees” shall mean the Trustees, or their successors, named in that certain trust agreement (the “Trust Agreement”), dated as of the same date as this Plan, which governs the “Trust” styled: “Federal Home Loan Bank of Dallas Non-Qualified Deferred Compensation Trust,” being the trust which, in conjunction with this Plan, shall hold and invest Contributions made by the Bank under the Plan. The words “Trust Assets” and “Trust Fund” shall mean the assets held in the Trust. The Trust shall be a “grantor trust” as defined in Section 671 of the Code.
     2.25 Years of Credited Service. “Years of Credited Service” shall have the same definition and shall be calculated in the same manner as provided in the Thrift Plan.
ARTICLE III
ELIGIBILITY FOR PARTICIPATION
     3.1 Participation. The Group One Participants identified on Exhibit “A” attached hereto were eligible to participate in the Plan effective January 1, 2003 if they were employed by the Bank on June 30, 2003. Group Two Participants identified on Exhibit “B” attached hereto were eligible to participate in the Plan for the Plan Year ending December 31, 2003 provided they were (i) employed by the Bank on June 30, 2003, and (ii) were not eligible to receive a matching contribution by the Bank pursuant to the terms of the Thrift Plan as of December 31, 2002. Group Three Participants identified on Exhibit “C” attached hereto were eligible to participate in the Plan effective November 1, 2004. No other Employee shall ever become eligible to participate in this Plan unless the Board specifically selects such Employee for participation in the Plan.
     3.2 Cessation of Participation. Participants shall not be eligible to participate in the Plan if they are no longer employed by the Bank. Also, in the event a Participant’s Account is reduced to zero due to forfeiture of the Participant’s unvested Account balance under Section 6.3, the Participant will no longer be eligible to participate in the Plan.
ARTICLE IV
CONTRIBUTIONS
     4.1 Contributions by the Bank. The Contributions to a Participant’s Account shall be made solely by the Bank and Contributions by Participants are not permitted. Contributions to a Participant’s Account will only be made in the sole discretion of the Board. Participants will be notified by the Bank of the amount of Contributions made in subsequent Plan Years.
     4.2 Recordkeeping. Records for each Participant under this Plan are maintained on the basis of the January 1 through December 31 Plan Year. At least once a Plan Year, the Bank will send the Participant a report summarizing the status of his Account. Similar reports or illustrations may be obtained by the Participant upon termination of employment or at any other time by writing directly to the Bank’s Director of Human Resources.
     4.3 Limitations. Notwithstanding anything to the contrary contained in this Plan, the obligation of the Bank to make Contributions is subject to the provisions relating to the amendment and termination of the Plan; provided that no amendment or termination will affect any obligation of the Bank to make Contributions with respect to any Plan Years before the date of such amendment or termination.
ARTICLE V
INVESTMENT FUNDS
     5.1 Investment Funds. Amounts contributed to the Trust representing Contributions to Group One Participant Accounts will be invested at the discretion of the Trustee during the period of Participant’s employment until Separation from Service. Following Separation from Service, Group One Participant Accounts will either be disbursed in a lump sum payment, or if installment payments are elected, be deposited into the Deferred Compensation Plan and invested based upon the investment election filed by the Group One Participant. During this period, Group One Participants will be permitted to select among the same investment alternatives offered under the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas. Amounts contributed to the Trust representing Contributions to Group Two Participant Accounts will be invested at the discretion of the Trustee. Amounts contributed to the Trust representing Contributions to Group Three Participant Accounts will be invested based upon the investment election filed by the Group Three Participant. Group Three Participants will be permitted to select among the same investment alternatives offered under the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas.
     5.2 Allocation of Investment Performance. At the end of each calendar quarter, the Investment Performance of Trust Assets attributable to Group One Participants who are currently employed with the Bank and Group Two Participant Accounts will be allocated to the Accounts of Participants as determined by the Trustee each Plan Year based upon the ratio as of the first day of such calendar quarter that each Participant’s Account balance bears to the total of the

Account balances of all Group One and Group Two Participants held by the Trust that are under the Trustees’ investment discretion. The Investment Performance of the Trust Assets attributable to the Group Three Participant Accounts and the terminated Group One Participant Accounts will be determined based upon the actual performance of the investment alternatives selected by the Participant.
ARTICLE VI
VESTING
     6.1 Termination of Employment — Vesting of Account. Unless sooner vested, a Participant will have a 100% vested and nonforfeitable interest in the balance of his Account upon attaining the Rule of 70 or terminating employment due to Disability or death.
     6.2 Vesting.
          (a) Earlier Vesting for Group Two Participants. Group Two Participants shall vest and have nonforfeitable rights in the balance of their Account in accordance with the percentages set forth in the following table:

Years of Credited	Amount of
Service Completed	Vested Account
0	0%
1	100%
          (b) Group Three Participants. Group Three Participants shall vest and have nonforfeitable rights in the balance of their Account upon the date specified by the Board.
     6.3 Forfeitures. In the event that a Participant terminates employment at any point in time, other than termination due to death or disability and if the Participant is less than 100% vested in his Account, then, the Participant shall forfeit the unvested portion of such Account, if any, and such unvested portion may be applied to reduce the Bank’s contribution to the Plan. The Board may elect to reduce or eliminate all or any portion of a Participant’s unvested Account balance. Forfeitures may be applied to reduce the Bank’s future contributions to the Plan.
     6.4 No Forfeitures for Cause. The vested and nonforfeitable Benefit represented by the balance of a Participant’s Account shall not be forfeited for any reason.
ARTICLE VII
PAYMENT
     7.1 Payment Upon Separation from Service or Disability. The Participant’s vested Account balance will be paid upon the earlier to occur of Separation from Service and the attainment of Normal Retirement Age (62), Disability or Death. In the event payment is triggered by Separation from Service and the Participant’s attainment of Normal Retirement Age, or Disability, the Participant’s Account will be paid in either a lump sum or installments. The Participant must file an election with the Bank on or before December 31, 2008 with respect to existing Accounts. New Participants must file an election as to method of payment within 30 days of the date that the Board selects them for participation in the Plan.
          (a) Installment Payments. The Participant is eligible to elect annual installment payments payable within 30-days of January 1st each year and for a period of 2 to 20 years. The first installment shall commence within 30-days of January 1st of the calendar year following the Participant’s Separation from Service or date of Disability with each subsequent annual installment paid within 30-days of the first day of January of each subsequent calendar year until all installment payments have been paid.
          (b) Lump Sum Payment. If a Participant (i) fails to make an election as to the method of payment or (ii) elects to receive payment in the form of a single lump sum payment, payment will be made in the form of a lump sum within 30 days following the last day of the month of the Participant’s date of termination of employment or Disability.
          (c) Changes in Method of Payment. The method of payment of a Participant’s Benefit may be changed from time to time by the Participant, but in no event will such change be considered valid if the change occurs within the twelve-month period prior to the date payment would have otherwise commenced with the Bank. Any requests to change the method of payment will not take effect for twelve months following the date it is received by the Board and the first payment with respect to such election is deferred for a period of five years from the date such payment would otherwise have been made.
          (d) Transition Relief. Notwithstanding paragraph (c) above, the transition guidance issued by the Internal Revenue Service under Section 409A of the Code provides an exception to the general timing rules for distribution elections. As a result, a Participant’s elections with respect to his or her Account may be revised on or before December 31, 2008 with respect to the timing and method of payment; provided, that such revised election does not cause amounts that were otherwise payable in 2008 to be paid in a subsequent year and does not provide for amounts payable in a subsequent year to be paid in 2008. The Committee will interpret and administer this provision to ensure compliance with IRS Notices 2007-86 and 2006-79 and any additional guidance issued by the IRS.”
     7.2 Payment Upon Death. If a Participant dies with a balance credited to the Participant’s Account the then current vested balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum within 90 days of the Participant’s death.
     7.3 Beneficiary Designations. A Participant shall designate on a Beneficiary designation form provided by the Bank a Beneficiary who, upon the Participant’s death, will receive payments that otherwise would have been paid to the Participant under the Plan. All Beneficiary designations must be in writing. Beneficiary designations will be effective only if and when delivered to the Bank during the lifetime of the Participant. A Participant may change a Beneficiary or Beneficiaries by filing a new Beneficiary designation form. The latest Beneficiary designation form shall apply to the Accounts of the Participant. If a Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void. If a Beneficiary to whom benefits under the Plan remain unpaid dies after the Participant and the Participant failed to specify a contingent Beneficiary on the appropriate Beneficiary designation form, the balance of the Participant’s Account will be paid to such Beneficiary’s estate. If a Participant fails to designate a Beneficiary or if such designation is ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to the Participant’s estate.
ARTICLE VIII
ADMINISTRATION
     8.1 Plan Administrator. Federal Home Loan Bank of Dallas, 8500 Freeport Parkway South, Suite 100, Irving, Texas 75063-2547, is the Administrator of this Plan, to be responsible for performing duties required for the operation of the Plan.
     8.2 Authority of the Bank. The Bank has all the powers and authority expressly conferred upon it herein and further shall have discretionary and final authority to manage and control the assets of the Plan, to determine all questions concerning eligibility and Contributions under the Plan, to interpret and construe all terms of the Plan, including any uncertain terms in its sole discretion, and to determine any disputes arising under and all questions concerning administration of the Plan. Any determination made by the Bank shall be given deference, in the event it is subject to judicial review, and shall be overturned only if it is arbitrary or capricious. In exercising these powers and authority, the Bank will at all times exercise good faith, apply standards of uniform application, and refrain from arbitrary action. The Bank may employ attorneys, agents, and accountants as it finds necessary or advisable to assist it in carrying out its duties. The Bank, by action of its Board, may designate a person or persons other than the Bank to carry out any of its powers, authority, or responsibilities. Any delegation will be set forth in writing.
     8.3 Action of the Bank. Any act authorized, permitted, or required to be taken by the Bank under the Plan, which has not been delegated in accordance with Section 8.2, may be taken by a majority of the members of the Board, either by vote at a meeting, or in writing without a meeting. All notices, advice, directions, certifications, approvals, and instructions required or authorized to be given by the Bank under the Plan will be in writing and signed by either (i) a majority of the members of the Board, or by any member or members as may be designated by an instrument in writing, signed by all members, as having authority to execute the documents on its behalf, or (ii) as delegated to an Officer of the Bank or a person who becomes authorized to act for the Bank in accordance with the provisions of Section 8.2. Any action taken by the Bank which is authorized, permitted, or required under the Plan and is in accordance with the Bank’s contractual obligations are final and binding upon the Bank, and all persons who have or who claim an interest under the Plan, and all third parties dealing with the Bank.
     8.4 Claims Procedure.

          (a) The Bank shall make all determinations as to the right of any person to Benefits or eligibility to participate in the Plan. If any request for Benefits is wholly or partially denied, the Bank shall notify the person requesting such Benefits, in writing, of such denial, including in such notification the following information:
               (i) the specific reason or reasons for such denial;
               (ii) the specific references to the pertinent Plan provisions upon which the denial is based;
               (iii) a description of any additional material and information which may be needed to clarify the request, including an explanation of why such information is required; and
               (iv) an explanation of this Plan’s review procedure with respect to denial of such Benefits.
Any such notice to be delivered to any Participant or Beneficiary shall be personally delivered within a reasonable time to such Participant by obtaining a signed receipt therefore or shall be mailed by certified or registered mail with return receipt requested to such Participant or Beneficiary. Such notice shall be written to the best of the Bank’s ability in a manner that may be understood without legal counsel.
          (b) Any Participant or Beneficiary whose claim has been denied in accordance with the foregoing Subsection (a) herein may appeal to the Bank for review of such denial by making a written request therefore within 60 days of receipt of the notification of such denial. Such Participant or Beneficiary may examine documents pertinent to the review and may submit to the Bank written issues and comments. Within 60 days (45 days in the case of a claim involving a disability determination) after receipt of the request for review, the Bank shall communicate to the claimant, in writing, its decision, and the communication shall set forth the reason or reasons for the decision and specific reference to those Plan provisions upon which the decision is based.
ARTICLE IX
GENERAL PROVISIONS AND LIMITATIONS REGARDING BENEFITS
     9.1 Non-Alienation of Retirement Rights or Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant’s Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit shall cease and terminate.
     9.2 Amendment and Termination. Subject to the last sentence of this Section 9.2, the Bank reserves the right at any time to amend, otherwise modify, or terminate the Plan, or to discontinue any further Contributions to Participants’ Accounts or payments under the Plan, by resolution of its Board. In the event of a termination of the Plan or complete discontinuance of Contributions, the Bank will notify the Participants of the termination. No amendment, modification or termination may reduce the then vested Account balance of any Participant or the obligation of the Bank and Plan to make payments of such vested Participant’s Account in accordance with the provisions of the Plan in effect immediately prior to such amendment, modification or termination and as allowed under the Code. Provided further, no amendment or proposed termination will be effective to the extent it provides for the payment of Benefits under this Plan in violation of Code Section 409A. The Bank may, at its sole discretion, amend or modify the Plan to bring it in compliance with the Code.
     9.3 Funding. The Benefits described in this Plan are obligations of the Bank to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of the Bank and shall be subject to the general creditors of the Bank. Benefits shall be reflected on the accounting records of the Bank but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Bank may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Bank and a Participant or any other person; provided, however, the Bank may establish and/or continue the Trust. Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of the Bank.
     9.4 Plan Non-Contractual. Nothing contained in this Plan will be construed as a commitment or agreement on the part of any person to continue his or her employment with the Bank, and nothing contained in this Plan will be construed as a commitment on the part of the Bank to continue the employment or the rate of compensation of any person for any period, and all employees of the Bank will remain subject to discharge to the same extent as if the Plan had never been put into effect.
     9.5 Claims of Other Persons. The provisions of the Plan will in no event be construed as giving the Participant or any other person, firm, or corporation, any legal or equitable right against the Bank, its officers, employees, or directors, except the rights that are specifically provided for in this Plan or created in accordance with the terms and provisions of this Plan.
     9.6 Finality of Determination. All determinations with respect to the crediting of Years of Credited Service under the Plan are made on the basis of the records of the Bank, and all determinations made are final and conclusive upon employees, former employees, and all other persons claiming a benefit interest under the Plan. There will be no duplication of Years of Credited Service credited to an employee for any one period of his employment.
     9.7 Merger, Consolidation, or Transfers of Plan Assets. The Plan will not be merged or consolidated with any other Plan, nor will any of its assets or liabilities be transferred to another Plan, unless, immediately after a merger, consolidation, or transfer of assets or liabilities, each Participant would receive a benefit under the Plan which is at least equal to the benefit he or she would have received immediately prior to a merger, consolidation, or transfer of assets or liabilities (assuming in each instance that the Plan had then terminated).
     9.8 Tax Consequences Not Guaranteed. The Bank does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Bank shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event the Plan is amended or terminated as permitted under Section 9.2, payment of Benefits are accelerated, or because of change in Plan design or funding; e.g., establishment of a “secular trust.”
     9.9 Tax Withholding. The Bank will withhold from a payment or accrued benefit or from the Participant’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment or accrued benefit and such sums as the Bank may reasonably estimate as necessary to cover any taxes for which the Bank may be liable and which may be assessed with regard to Plan Contributions or payments under this Plan.
     9.10 Governing Law. Except as provided under federal law, the provisions of the Plan are governed by and construed in accordance with the laws of the State of Texas.
     9.11 Construction. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.
     9.12 Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Bank shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.
     IN WITNESS WHEREOF, this amended and restated Plan has been executed on behalf of Federal Home Loan Bank of Dallas this 15th day of May, 2009 to be effective retroactively back to January 1, 2009.

FEDERAL HOME LOAN BANK OF DALLAS
By:	/s/ Timothy J. Heup
Timothy J. Heup, Senior Vice President

ATTEST:
/s/ Charles W. Lockyer, Jr.
Charles W. Lockyer, Jr., Assistant Corporate Secretary